Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171
www.labcorp.com

FOR IMMEDIATE RELEASE
Contact: Stephen Anderson - 336-436-5274
Investor@labcorp.com

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2011 FOURTH QUARTER AND FULL YEAR RESULTS

Revenue Growth Drives Q4 Diluted EPS of $1.34 and
Adjusted EPS Excluding Amortization of $1.56;
Board Authorizes New $500 Million Share Repurchase Program

Burlington, NC, February 10, 2012 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter and year ended December 31, 2011.

Fourth Quarter Results
Net earnings were $135.4 million and earnings per diluted share (EPS) were $1.34 in the fourth quarter of 2011. Non-GAAP earnings per diluted share, excluding amortization, restructuring and other special charges recorded in the fourth quarter of 2011 and 2010 (Adjusted EPS Excluding Amortization) were $1.56 and $1.46, respectively.

Operating income for the fourth quarter was $247.4 million. Non-GAAP operating income excluding restructuring and other special charges recorded in the fourth quarter of 2011 and 2010 (Adjusted Operating Income) was $258.0 million and $252.4 million, respectively.

Revenues for the quarter were $1,366.1 million, an increase of 5.5% over the fourth quarter of 2010.  Testing volume, measured by requisitions, increased 1.2%, and revenue per requisition increased 4.2%.

Operating cash flow for the quarter was $278.6 million. The balance of cash at the end of the quarter was $159.3 million, and there were $560.0 million of borrowings outstanding under the Company's $1.0 billion revolving credit facility. During the quarter, the Company repurchased approximately $172.1 million of stock, representing approximately 2.1 million shares. As of December 31, 2011, approximately $84.4 million of repurchase authorization remained under the Company's previously approved share repurchase plan.

The Company recorded restructuring and other special charges of $10.6 million during the fourth quarter of 2011. These charges include $6.3 million in net severance and other personnel costs along with $1.7 million in net facility-related costs primarily associated with the integration of Orchid Cellmark and the continuing integration of Genzyme

Genetics. The charges also include a $2.6 million write-off of an uncollectible receivable from a past installment sale of one of the Company's lab operations. The Company also recorded a net $2.8 million loss on the government-mandated divestiture of certain assets of Orchid Cellmark's government paternity business.

Full Year Results
Net earnings were $519.7 million and earnings per diluted share were $5.11 in 2011. Adjusted EPS Excluding Amortization in 2011 and 2010 were $6.37 and $5.98, respectively. Results for 2011 include a full year of operations of Genzyme Genetics.

Operating income was $948.4 million in 2011. Adjusted Operating Income was $1,064.9 million, compared to $1,016.5 million in 2010.

Revenues were $5,542.3 million, an increase of 10.8% compared to 2010. Compared to 2010, testing volume, measured by requisitions, increased 3.5%, and revenue per requisition increased 7.0%.

Operating cash flow was $855.6 million, and was reduced by $49.5 million as a result of the previously announced Hunter Labs settlement. During the year, the Company repurchased approximately $644.0 million of stock, representing approximately 7.4 million shares. The Company announced that its Board of Directors has authorized a new stock repurchase program under which LabCorp may purchase up to an aggregate of an additional $500.0 million of its Common Stock. Any purchases under LabCorp's stock repurchase programs may be made from time to time in the open market or in privately negotiated transactions and may be initiated and discontinued at any time.

“We had a great year and achieved meaningful progress on each pillar of our 5-pillar strategy during 2011,” said David P. King, Chairman and Chief Executive Officer. “We also made great progress on the integration of the Westcliff, Orchid Cellmark and Genzyme Genetics acquisitions. We will continue our progress on all of these components of our growth in 2012.”

Outlook for 2012
The Company expects revenue growth of approximately 2.0% - 3.5%; Adjusted EPS Excluding Amortization in the range of $6.75 to $7.05, excluding the impact of any share repurchase activity after December 31, 2011; operating cash flow of approximately $950 million; and capital expenditures of approximately $155 million. The Company expects that Genzyme Genetics will be slightly accretive to 2012 earnings.

Use of Adjusted Measures
The Company has provided in this press release “adjusted” financial information that has not been prepared in accordance with GAAP, including Adjusted EPS, Adjusted EPS Excluding Amortization and Adjusted Operating Income. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company's operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing the Company's financial results with other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is filing an 8-K that will include additional information on its business and operations. This information will also be available on the Company's Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 800-638-5439 (617-614-3945 for international callers). The access code is 14115772. A telephone replay of the call will be available through February 17, 2012 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 82783330. A live online broadcast of LabCorp's quarterly conference call on February 10, 2012 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through March 10, 2012.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.5 billion in 2011, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its specialized labs and the LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, DIANON Systems, Inc., Monogram Biosciences, Inc., Colorado Coagulation, and Endocrine Sciences. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2010, and subsequent SEC filings, and will be available in the Company's Form 10-K for the year ended December 31, 2011, when filed.

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- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net sales	$1,366.1	$1,295.4	$5,542.3	$5,003.9
Cost of sales	816.5	765.8	3,267.6	2,906.1
Selling, general and administrative	270.4	272.4	1,159.6	1,034.3
Amortization of intangibles and other assets	21.2	19.6	85.8	72.7
Restructuring and other special charges	10.6	(1.2)	80.9	12.0

Operating income	247.4	238.8	948.4	978.8

Other income (expense)	(3.8)	(1.9)	(5.6)	(4.9)
Investment income	0.5	0.3	1.3	1.1
Interest expense	(22.1)	(19.3)	(87.5)	(70)
Equity method income, net	2.9	(2)	9.5	10.6
Earnings before income taxes	224.9	215.9	866.1	915.6
Provision for income taxes	86.8	80.8	333.0	344.0
Net earnings	138.1	135.1	533.1	571.6
Less net earnings attributable to noncontrolling interest	(2.7)	(3.3)	(13.4)	(13.4)
Net earnings attributable to Laboratory Corporation of America Holdings	$135.4	$131.8	$519.7	$558.2

Adjusted Operating Income
Operating Income	$247.4	$238.8	$948.4	$978.8
Restructuring and other special charges	10.6	13.6	116.5	37.7
Adjusted operating income	$258.0	$252.4	$1,064.9	$1,016.5

Adjusted EPS Excluding Amortization
Diluted earnings per common share	$1.34	$1.26	$5.11	$5.29
Impact of restructuring and other special charges	0.06	0.08	0.72	0.26
Loss on divestiture of assets	0.03	—	0.03	—
Amortization expense	0.13	0.12	0.51	0.43
Adjusted EPS Excluding Amortization	$1.56	$1.46	$6.37	$5.98

Weighted average shares outstanding	101.0	104.5	101.8	105.4

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	December 31,	December 31,
	2011	2010

Cash and short term investments	$159.3	$230.7
Accounts receivable, net	699.8	655.6
Property, plant and equipment	578.3	586.9
Intangible assets and goodwill, net	4,302.5	4,275.4
Investments in joint venture partnerships	76.8	78.5
Other assets	354.3	360.7
	$6,171.0	$6,187.8

Zero-coupon subordinated notes	$135.5	$286.7
Senior notes	1,525.5	1,525.9
Term loan and credit facility	560.0	375.0
Other liabilities	1,426.3	1,365.2
Noncontrolling interest	20.2	168.7
Shareholders' equity	2,503.5	2,466.3
	$6,171.0	$6,187.8

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	For the Years Ended
	December 31,	December 31,
	2011	2010

Net cash provided by operating activities	$855.6	$883.6
Net cash used for investing activities	(280.3)	(1,317.5)
Net cash provided by (used for) financing activities	(645)	515.3
Effect of exchange rates on cash	(1.7)	0.8
Net (decrease) increase in cash	(71.4)	82.2
Cash at beginning of period	230.7	148.5
Cash at end of period	$159.3	$230.7

Free Cash Flow:
Net cash provided by operating activities	$855.6	$883.6
Less: Capital expenditures	(145.7)	(126.1)
Free cash flow	$709.9	$757.5

Notes to Financial Tables

1)
During the fourth quarter of 2011, the Company recorded net restructuring and other special charges of $10.6 million, consisting of $6.3 million in severance related liabilities and $1.7 million in net facility-related costs primarily associated with integration of the Orchid Cellmark and Genzyme Genetics acquisitions as well as internal cost reduction initiatives. The charges also include a $2.6 million write-off of an uncollectible receivable from a past installment sale of one of the Company's lab operations. The after tax impact of these charges decreased net earnings for the three months ended December 31, 2011, by $6.5 million and diluted earnings per share by $0.06 ($6.5 million divided by 101.0 million shares).

During the first nine months of 2011, the Company recorded restructuring and other special charges of $105.9 million ($66.3 million after tax). The restructuring charges included $18.8 million in net severance and other personnel costs along with $36.7 million in net facility-related costs primarily associated with the ongoing integration of the Clearstone, Genzyme Genetics and Westcliff acquisitions. The special charges also included $34.5 million ($49.5 million, net of previously recorded reserves of $15.0 million) relating to the settlement of the Hunter Labs litigation in California, along with $1.1 million for legal costs associated with the planned acquisition of Orchid Cellmark incurred during the second quarter of 2011, both of which were recorded in Selling, General and Administrative Expenses in the Company's Consolidated Statements of Operations. The charges also included a $14.8 million write-off of an investment made in a prior year.

For the year ended December 31, 2011, the after tax impact of these combined charges of $116.5 million decreased net earnings by $73.3 million and diluted earnings per share by $0.72 ($73.3 million divided by 101.8 million shares).

2)
Following the closing of its acquisition of Orchid Cellmark Inc. (“Orchid”) in mid-December, the Company recorded a net $2.8 million loss on its divestiture of certain assets of Orchid's U.S. government paternity business, under the terms of the agreement reached with the U.S. Federal Trade Commission. This non-deductible loss on disposal was recorded in Other Income and Expense in the Company's Consolidated Statements of Operations and decreased net earnings for the three and twelve months ended December 31, 2011, by $2.8 million and diluted earnings per share by $0.03 ($2.8 million divided by 101.0 million shares and $2.8 million divided by 101.8 million shares, respectively).

3)
During the fourth quarter of 2010, the Company recorded restructuring and other special charges of $13.6 million, consisting of $14.8 million in professional fees and expenses associated with acquisitions, which are recorded in Selling, General and Administrative Expenses in the Company's Consolidated Statements of Operations; offset by a net restructuring credit of $1.2 million, resulting from the reversal of unused severance and facility closure liabilities. The after tax impact of these charges decreased net earnings for the three months ended December 31, 2010, by $8.3 million and diluted earnings per share by $0.08 ($8.3 million divided by 104.5 million shares).

During the first nine months of 2010, the Company recorded restructuring and other special charges of $31.1 million ($19.1 million after tax), consisting of $10.9 million in professional fees and expenses associated with acquisitions; $7.0 million bridge financing fees (recorded as interest expense) associated with the signing of an asset purchase agreement for Genzyme Genetics; and $13.2 million severance related liabilities associated with workforce reduction initiatives.

For the year ended December 31, 2010, the after tax impact of these combined charges of $44.7 million decreased net earnings by $27.4 million and diluted earnings per share by $0.26 ($27.4 million divided by 105.4 million shares).

4)	The Company continues to grow its business through acquisitions and uses Adjusted EPS Excluding Amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization will provide investors with better insight into the operating performance of the business. For the quarters ended December 31, 2011 and 2010, intangible amortization was $21.2 million and $19.6 million, respectively ($12.9 million and $12.0 million net of tax, respectively) and decreased EPS by $0.13 ($12.9 million divided by 101.0 million shares) and $0.12 ($12.0 million divided by 104.5 million shares), respectively. For the years ended December 31, 2011 and 2010, intangible amortization was $85.8 million and $72.7 million respectively ($52.4 million and $44.5 million net of tax, respectively) and decreased EPS by $0.51 ($52.4 million divided by 101.8 million shares) and $0.43 ($44.5 million divided by 105.4 million shares), respectively.